Exhibit 23.6

CONSENT OF DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person that will become a director of Rentech Nitrogen GP, LLC in the Registration Statement on Form S-1 of Rentech Nitrogen Partners, L.P. and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this consent as of October 19, 2011.

/s/ Keith B. Forman
Name: Keith B. Forman